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                                                                    EXHIBIT 21.1

SUBSIDIARIES

Party City Michigan, Inc. is a wholly-owned subsidiary of the Company. It was incorporated in the State of Delaware on October 23, 1997 and does business under the name Party City Michigan, Inc.